Exhibit 99.1

PRA Group Announces the Retirement of
Penelope W. Kyle from the Board of Directors

NORFOLK, Va., February 24, 2021 – PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, today announced that Penelope W. Kyle is retiring from the Company’s Board of Directors. Ms. Kyle, who was first appointed to the Board in 2005, recently provided notice that she will not stand for re-election at this year’s annual meeting of stockholders. Ms. Kyle has served as a member of the Nominating and Corporate Governance Committee since 2005 and its Chair from 2011 to 2019. She also served as a member of the Compensation Committee from 2005 to 2010 and has served as a member of the Compliance Committee since 2014.

“Penny’s extensive experience in leadership roles in law, business and government was invaluable as we became a global leader in the nonperforming loan industry,” said Steve Fredrickson, chairman of the PRA Group Board. “On behalf of everyone at the Company I want to thank Penny for her years of service and wish her all the best in the next chapter of her life.”

About PRA Group, Inc.
As a global leader in acquiring and collecting nonperforming loans, PRA Group, Inc. returns capital to banks and other creditors to help expand financial services for consumers in the Americas and Europe. With thousands of employees worldwide, PRA Group, Inc. companies collaborate with customers to help them resolve their debt. For more information, please visit www.pragroup.com.

Investor Contact:
Darby Schoenfeld, CPA
Vice President, Investor Relations
(757) 431-7913
Darby.Schoenfeld@PRAGroup.com

News Media Contact:
Elizabeth Kersey
Vice President, Communications and Public Policy
(757) 431-3398
Elizabeth.Kersey@PRAGroup.com